Exhibit 10aa

RESTRICTED STOCK UNIT AWARD AGREEMENT
This Agreement is entered into as of February __, 2020, between Northwest Natural Holding Company, an Oregon corporation (the “Company”), and ____________ (“Recipient”).
On February 26, 2020, the Organization and Executive Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) awarded restricted stock units to Recipient pursuant to Section 6 of the Company’s Long Term Incentive Plan (the “Plan”). Recipient desires to accept the award subject to the terms and conditions of this Agreement.
NOW, THEREFORE, the parties agree as follows:
1.Grant of Restricted Stock Units; Dividend Equivalents. Subject to the terms and conditions of this Agreement, the Company hereby grants to the Recipient _________ restricted stock units (the “RSUs”). The grant of RSUs obligates the Company, upon vesting in accordance with this Agreement, to deliver to the Recipient one share of Common Stock of the Company (a “Share”) for each RSU. Upon vesting of each RSU, the Company also agrees to make a dividend equivalent cash payment with respect to each vested RSU in an amount equal to the total amount of dividends paid per share of Company Common Stock for which the dividend record dates occurred after the date of this Agreement and before the date of delivery of the underlying Shares. The RSUs are subject to forfeiture as set forth in Sections 2.1 and 2.10 below.
2.    Vesting; Forfeiture Restriction.
2.1    Vesting Schedule.
(a)    All of the RSUs shall initially be unvested. Subject to Sections 2.3, 2.4, 2.5, 2.10 and 5.2, the RSUs shall vest as follows:
(1)    one-fourth of the RSUs shall vest on March 1, 2021 if the Performance Threshold (as defined in Section 2.2 below) is satisfied for 2020;
(2)    an additional one-fourth of the RSUs shall vest on March 1, 2022 if the Performance Threshold is satisfied for 2021;
(3)    an additional one-fourth of the RSUs shall vest on March 1, 2023 if the Performance Threshold is satisfied for 2022; and
(4)    the final one-fourth of the RSUs shall vest on March 1, 2024 if the Performance Threshold is satisfied for 2023.
(b)    If the Performance Threshold is not satisfied for any year set forth in (1), (2), (3) or (4) above, the RSUs that would have vested if the Performance Threshold had been satisfied for that year (the “Performance Year”) shall be forfeited to the Company effective as of the last day of the Performance Year. For example, if the Performance Threshold is not satisfied for 2020, all RSUs that were scheduled to vest on March 1, 2021 shall be forfeited effective as of December 31, 2020.
(c)    If a Change in Control (as defined in Section 2.6 below) occurs, the Performance Threshold shall be deemed to be satisfied for all Performance Years that were not completed prior to the Change in Control, with the effect that the RSUs outstanding at the time of the Change of Control shall vest upon completion of the applicable time periods in Section 2.1(a).
2.2    Performance Threshold.
(a)    For purposes of this Agreement, the “Performance Threshold” for any year shall be satisfied if the ROE (as defined below) for that year is greater than the 5 Yr Avg Cost of LT Debt (as defined below) for that year.
(b)    The “ROE” for any year shall be calculated by dividing the Company’s Adjusted Net Income (as defined below) for the year by the Average Equity (as defined below) for the year. Subject to adjustment in accordance with Section 2.2(c) below, the Company’s “Adjusted Net Income” for any year shall be equal to the Company’s net income attributable to common shareholders for the year, as set forth in the audited consolidated statement of income of the Company and its subsidiaries for the year. Subject to adjustment in accordance with Section 2.2(c) below, “Average Equity” for any year shall mean the average of the Company’s total common stock equity as of the last day of the year and the Company’s total common stock equity as of the last day of the prior year, in each case as set forth on the audited consolidated balance sheet of the Company and its subsidiaries as of the applicable date.
(c)    The Committee may, at any time, approve adjustments to the calculation of ROE to take into account such unanticipated circumstances or significant, non-recurring or unplanned events as the Committee may determine in its sole discretion, and such adjustments may increase or decrease ROE. Possible circumstances that may be the basis for adjustments shall include, but not be limited to, any change in applicable accounting rules or principles; any gain or loss on the disposition of a business; impairment of assets; dilution caused by Board approved business acquisition; tax changes and tax impacts of other changes; changes in applicable laws and regulations; changes in rate case timing; changes in the Company’s structure; and any other circumstances outside of management’s control.
(d)    The “5 Yr Avg Cost of LT Debt” for any year shall mean the average of five numbers consisting of the Avg Cost of LT Debt (as defined below) for that year and for each of the four preceding years. The “Avg Cost of LT Debt” for any year shall be equal to the sum of the Weighted Costs (as defined below) calculated for each series or tranche of long-term debt of the Company outstanding on the last day of the year. The “Weighted Cost” for a series or tranche of long-term debt as of any date shall be calculated by multiplying the Effective Interest Rate (as defined below) on the debt as of that date by the outstanding principal balance of the debt on that date, and then dividing the resulting amount by the Company’s total outstanding principal balance of long-term debt as of that date. The “Effective Interest Rate” for a series or tranche of long-term debt as of any date shall be the yield calculated based on the settlement date for the original issuance of the series or tranche, the maturity date of the series or tranche, the stated annual interest rate of the series or tranche in effect on that date, the number of interest payments per year under the terms of the series or tranche, the initial borrowing of an amount equal to the principal balance net of Debt Issuance Costs (as defined below) for the series or tranche, and the repayment of principal at maturity or otherwise according to the terms of the series or tranche. The “Debt Issuance Costs” for a series or tranche of long-term debt shall include the fees, commissions and expenses of issuance of such debt, any other purchase discount from the face amount of such debt, and any premiums, write-offs of unamortized debt issuance costs and other costs incurred in connection with retiring debt refinanced with the proceeds of such debt, all as reflected in the Company’s accounting records. For purposes of this Section 2.2(d), the Company’s long term debt and the interest rates and outstanding principal balances of the outstanding series or tranches of long-term debt as of any date shall be those amounts as set forth in the audited consolidated financial statements of the Company and its subsidiaries for the year ending on that date, and shall in all cases include the current portion of any long-term debt and exclude borrowings under a revolving credit facility. For the avoidance of doubt, the Effective Interest Rate for purposes of this Agreement of each series of fixed-rate long-term debt outstanding as of the date of this Agreement is set forth on Exhibit A hereto.
2.3    Effect of Retirement, Death, or Disability.
(a)    If Recipient’s employment by the Company or any parent or subsidiary of the Company (the “Employer”) terminates because of Retirement (as defined below), death or physical disability (within the meaning of Section 22(e)(3) of the Code and a Change in Control has not previously occurred, all outstanding RSUs shall remain outstanding and subject to potential future vesting upon satisfaction of the Performance Threshold for the applicable years.
(b)    If Recipient’s employment by the Employer terminates because of Retirement, death or physical disability and a Change in Control subsequently occurs, all outstanding RSUs shall immediately vest. If a Change in Control occurs and Recipient’s employment by the Employer subsequently terminates because of Retirement, death or physical disability, all outstanding RSUs shall immediately vest.
(c)    The term “Retirement” means termination of employment (1) on or after the first anniversary of the date of this Agreement, and (2) after the Recipient is (i) age 62 with at least five years of service as an employee of the Company or a parent or subsidiary of the Company, or (ii) age 55 with age plus years of service (including fractions) as an employee of the Company or a parent or subsidiary of the Company totaling at least 70; provided, however, that a termination of Recipient’s employment by the Employer for Cause (as defined in Section 2.8 below) shall not constitute a Retirement.
2.4    CIC Acceleration if Party to a Severance Agreement. If Recipient is a party to a Change in Control Severance Agreement with the Company or a parent or subsidiary of the Company, all outstanding RSUs shall immediately vest if Recipient becomes entitled to a Change in Control Severance Benefit (as defined below). A “Change in Control Severance Benefit” means the severance benefit provided for in Recipient’s Change in Control Severance

Agreement with the Company or a parent or subsidiary of the Company; provided, however, that such severance benefit is a “Change in Control Severance Benefit” for purposes of this Agreement only if, under the terms of Recipient’s Change in Control Severance Agreement, Recipient becomes entitled to the severance benefit (a) after a change in control of the Company has occurred, (b) because Recipient’s employment with the Employer has been terminated by Recipient for good reason in accordance with the terms and conditions of the Change in Control Severance Agreement or by the Employer other than for cause, and (c) because Recipient has satisfied any other conditions or requirements specified in the Change in Control Severance Agreement and necessary for Recipient to become entitled to receive the severance benefit. For purposes of this Section 2.4, the terms “change in control,” “good reason,” “cause” and “disability” shall have the meanings set forth in Recipient’s Change in Control Severance Agreement.
2.5    CIC Acceleration if Not a Party to a Severance Agreement. If Recipient is not a party to a Change in Control Severance Agreement with the Company or a parent or subsidiary of the Company, all outstanding RSUs shall immediately vest if a Change in Control (as defined in Section 2.6 below) occurs and at any time after the earlier of Shareholder Approval (as defined in Section 2.7 below), if any, or the Change in Control and on or before the second anniversary of the Change in Control, (a) Recipient’s employment is terminated by the Employer (or its successor) without Cause (as defined in Section 2.8 below), or (b) Recipient’s employment is terminated by Recipient for Good Reason (as defined in Section 2.9 below).
2.6    Change in Control. For purposes of this Agreement, a “Change in Control” of the Company shall mean the occurrence of any of the following events:
(a)    The consummation of:
(1)    any consolidation, merger or plan of share exchange involving the Company (a “Merger”) as a result of which the holders of outstanding securities of the Company ordinarily having the right to vote for the election of directors (“Voting Securities”) immediately prior to the Merger do not continue to hold at least 50% of the combined voting power of the outstanding Voting Securities of the surviving corporation or a parent corporation of the surviving corporation immediately after the Merger, disregarding any Voting Securities issued to or retained by such holders in respect of securities of any other party to the Merger; or
(2)    any consolidation, merger, plan of share exchange or other transaction involving Northwest Natural Gas Company (“NW Natural”) as a result of which the Company does not continue to hold, directly or indirectly, at least 50% of the outstanding securities of NW Natural ordinarily having the right to vote for the election of directors; or
(3)    any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company or NW Natural;
(b)    At any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board (“Incumbent Directors”) shall cease for any reason to constitute at least a majority thereof; provided, however, that the term “Incumbent Director” shall also include each new director elected during such two-year period whose nomination or election was approved by two-thirds of the Incumbent Directors then in office; or
(c)    Any person (as such term is used in Section 14(d) of the Securities Exchange Act of 1934, other than the Company or any employee benefit plan sponsored by the Company or NW Natural) shall, as a result of a tender or exchange offer, open market purchases or privately negotiated purchases from anyone other than the Company, have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of Voting Securities representing twenty percent (20%) or more of the combined voting power of the then outstanding Voting Securities.
2.7    Shareholder Approval. For purposes of this Agreement, “Shareholder Approval” shall be deemed to have occurred if the shareholders of the Company approve an agreement entered into by the Company, the consummation of which would result in the occurrence of a Change in Control.
2.8    Cause. For purposes of this Agreement, “Cause” shall mean (a) the willful and continued failure by Recipient to perform substantially Recipient’s assigned duties with the Employer (other than any such failure resulting from incapacity due to physical or mental illness) after a demand for substantial performance is delivered to Recipient by the Employer which specifically identifies the manner in which Recipient has not substantially performed such duties, (b) willful commission by Recipient of an act of fraud or dishonesty resulting in economic or financial injury to the Company or Employer, (c) willful misconduct by Recipient that substantially impairs the business or reputation of the Company or Employer, or (d) willful gross negligence by Recipient in the performance of his or her duties.
2.9    Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence after Shareholder Approval, if applicable, or the Change in Control, of any of the following circumstances, but only if (x) Recipient gives notice to Employer of Recipient’s intent to terminate employment for Good Reason within 30 days after the later of (1) notice to Recipient of such circumstances, or (2) the Change in Control, and (y) such circumstances are not fully corrected by the Employer within 90 days after Recipient’s notice:
(a)    the assignment to Recipient of a different title, job or responsibilities that results in a decrease in the level of Recipient’s responsibility; provided that Good Reason shall not exist if Recipient continues to have the same or a greater general level of responsibility for the former Employer operations after the Change in Control as Recipient had prior to the Change in Control even though such responsibilities have necessarily changed due to the former Employer operations becoming a subsidiary or division of the surviving company;
(b)    a reduction by the Employer in Recipient’s base salary as in effect immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control;

(c)    the failure by Employer to continue in effect any employee benefit or incentive plan in which Recipient is participating immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control (or plans providing Recipient with at least substantially similar benefits) other than as a result of the normal expiration of any such plan in accordance with its terms as in effect immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control, or the taking of any action, or the failure to act, by Employer which would adversely affect Recipient’s continued participation in any of such plans on at least as favorable a basis to Recipient as is the case immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control or which would materially reduce Recipient’s benefits in the future under any of such plans or deprive Recipient of any material benefit enjoyed by Recipient immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control;
(d)    the failure by the Employer to provide and credit Recipient with the number of paid vacation days to which Recipient is then entitled in accordance with the Employer’s normal vacation policy as in effect immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control; or
(e)    the Employer’s requiring Recipient to be based more than 30 miles from where Recipient’s office is located immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control except for required travel on the Employer’s business to an extent substantially consistent with the business travel obligations which Recipient undertook on behalf of the Employer prior to the earlier of Shareholder Approval, if applicable, or the Change in Control.
2.10    Forfeiture; Possible Restoration. If Recipient ceases to be employed by the Employer for any reason or for no reason, with or without cause, other than because of Retirement, death or physical disability (within the meaning of Section 22(e)(3) of the Code), any RSUs that did not vest pursuant to this Section 2 or Section 5.2 at or prior to the time of such termination of employment shall be forfeited to the Company; provided, however, that if Recipient’s employment is terminated by the Employer without Cause or by the Recipient for Good Reason after Shareholder Approval but before a Change in Control, any RSUs that are forfeited under this sentence shall be restored to the Recipient and vested if a Change in Control subsequently occurs within two years.
3.    Certification and Delivery. As soon as practicable following the completion of each Performance Year, the Company shall calculate the ROE and the 5 Yr Avg Cost of LT Debt for that Performance Year, and shall submit those calculations to the Committee. At or prior to the regularly scheduled meeting of the Committee held in February of the year immediately following each Performance Year (each, a “Certification Meeting”), the Committee shall certify in writing (which may consist of approved minutes of the meeting) whether or not the Performance Threshold was satisfied for that Performance Year. Unless otherwise required under this Agreement as a result of the occurrence of a Change in Control, no amounts shall be delivered or paid unless the Committee certifies that the Performance Threshold has been satisfied for the applicable Performance Year. Subject to applicable tax withholding, on a date (a

“Payment Date”) that is on or as soon as practicable after the date any of the RSUs become vested or, if later, five business days following the Certification Meeting relating to those RSUs, the Company shall deliver to Recipient (a) the number of Shares underlying the RSUs that vested (rounded down to the nearest whole share), and (b) the dividend equivalent cash payment determined under Section 1 with respect to the number of Shares that are delivered; provided, however, that if accelerated vesting of the RSUs occurs pursuant to Section 2.3(b) as a result of Recipient’s Retirement after a Change in Control has previously occurred, the Payment Date shall be delayed until a date that is on or as soon as practicable after the earlier of (x) the date the RSUs would have vested under Section 2.1, or (y) the date that is six months after Recipient’s separation from service (within the meaning of Section 409A of the Internal Revenue Code). Notwithstanding the foregoing provisions of this Section 3, if Recipient shall have made a valid election to defer receipt of the Shares and dividend equivalent cash payment pursuant to the terms of Northwest Natural’s Deferred Compensation Plan for Directors and Executives (the “DCP”), payment of RSUs that vest shall be made in accordance with that election.
4.    Tax Withholding.
4.1    Recipient acknowledges that, on any Payment Date when Shares are delivered to Recipient, the Value (as defined below) on that date of the Shares so delivered (as well as the amount of the related dividend equivalent cash payment) will be treated as ordinary compensation income for federal and state income and FICA tax purposes, and that the Employer will be required to withhold taxes on these income amounts. To satisfy the required withholding amount, the Employer shall first withhold all or part of the dividend equivalent cash payment, and if that is insufficient, the Employer shall withhold the number of Shares having a Value equal to the remaining withholding amount. For purposes of this Section 4, the “Value” of a Share shall be equal to the closing market price for Company Common Stock on the last trading day preceding the Payment Date.
4.2    Recipient acknowledges that under current tax law, the Employer is required to withhold FICA taxes with respect to the RSUs at the earlier of (a) the issuance of shares underlying the RSUs or (b) the date after a Change in Control on which Recipient becomes eligible for Retirement (or the date of the Change in Control if Recipient is eligible for Retirement at the time of the Change in Control). To satisfy the required minimum FICA withholding in the event that subsection (b) applies, Recipient shall, immediately upon notification of the amount due, pay to the Company in cash or by check amounts necessary to satisfy applicable FICA withholding requirements. If Recipient fails to pay the amount demanded, the Company may withhold that amount from other amounts payable to Recipient, including salary, subject to applicable law.
4.3    Notwithstanding the foregoing, Recipient may elect not to have Shares withheld to cover taxes by giving notice to the Company in writing prior to the Payment Date, in which case the Shares shall be issued or acquired in Recipient’s name on the Payment Date thereby triggering the tax consequences, but the Company shall retain the certificate for the Shares as security until Recipient shall have paid to the Company in cash any required tax withholding not covered by withholding of the dividend equivalent cash payment.

5.    Sale of the Company. If there shall occur a merger, consolidation or plan of exchange involving the Company pursuant to which the outstanding shares of Common Stock of the Company are converted into cash or other stock, securities or property, or a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company, then either:
5.1    the unvested RSUs shall be converted into restricted stock units for stock of the surviving or acquiring corporation in the applicable transaction, with the amount and type of shares subject thereto to be conclusively determined by the Committee, taking into account the relative values of the companies involved in the applicable transaction and the exchange rate, if any, used in determining shares of the surviving corporation to be held by the former holders of the Company’s Common Stock following the applicable transaction, and disregarding fractional shares; or
5.2    all of the unvested RSUs shall immediately vest and the underlying Shares and related dividend equivalent cash payment shall be delivered simultaneously with the closing of the applicable transaction such that Recipient will participate as a shareholder in receiving proceeds from such transaction with respect to those Shares.
6.    Changes in Capital Structure. If, prior to the full vesting of all of the RSUs granted under this Agreement, the outstanding Common Stock of the Company is increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split, combination of shares or dividend payable in shares, recapitalization or reclassification, appropriate adjustment shall be made by the Committee in the number and kind of shares subject to the unvested RSUs so that Recipient’s proportionate interest before and after the occurrence of the event is maintained. Notwithstanding the foregoing, the Committee shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Committee. Any such adjustments made by the Committee shall be conclusive.
7.    Recoupment On Misconduct.
7.1    If at any time before a Change in Control and within three years after any date on which any RSUs vested, (a) the Company’s financial statements for the corresponding Performance Year are the subject of a restatement due to the Misconduct (as defined below) of any person (whether or not Recipient was personally involved in such Misconduct), and (b) based on the Company’s financial statements as restated, the Performance Threshold was not satisfied for that Performance Year, then Recipient shall repay to the Company the Shares (the “Excess Shares”) and dividend equivalent cash payment (the “Excess Dividends”) that vested under this Agreement on that vesting date. If any Excess Shares are sold by Recipient prior to the Company’s demand for repayment (including any shares withheld for taxes under Section 4 of this Agreement), Recipient shall repay to the Company 100% of the proceeds of such sale or sales. The Committee may, in its sole discretion, reduce the amount to be repaid by Recipient to take into account the tax consequences of such repayment for Recipient.

7.2    If the Committee determines that Recipient engaged in any Misconduct after the date of this Agreement and prior to a sale of any of the Shares (the “Tainted Shares”), and this determination is made before a Change in Control and within three years after the vesting of the Tainted Shares, Recipient shall repay to the Company the Excess Proceeds (as defined below). The Committee may, in its sole discretion, reduce the amount of Excess Proceeds to be repaid by Recipient to take into account the tax consequences of such repayment or any other factors. The return of Excess Proceeds is in addition to and separate from any other relief available to the Company due to Recipient’s Misconduct.
7.3    “Misconduct” shall mean (a) willful commission of an act of fraud or dishonesty resulting in economic or financial injury to the Company, (b) willful misconduct that substantially impairs the Company’s business or reputation, or (c) willful gross negligence in the performance of the person’s duties; provided, however, that such acts shall only constitute Misconduct if the Committee determines that such acts contributed to an obligation to restate the Company’s financial statements for any quarter or year or otherwise had (or will have when publicly disclosed) an adverse impact on the market price of the Company Common Stock.
7.4    “Excess Proceeds” shall mean the excess of (a) the actual aggregate sales proceeds from Recipient’s sales of Tainted Shares, over (b) the aggregate sales proceeds Recipient would have received from sales of Tainted Shares at a price per share determined appropriate by the Committee in its discretion to reflect what the market price of the Company Common Stock would have been if the restatement had occurred or other Misconduct had been disclosed prior to such sales.
7.5    If any portion of the Excess Shares and Excess Dividends was deferred under the DCP, that portion shall be recovered by canceling the amounts so deferred under the DCP and any dividends or other earnings credited under the DCP with respect to such cancelled amounts. The Company may seek direct repayment from Recipient of any Excess Shares, Excess Dividends and Excess Proceeds not so recovered and may, to the extent permitted by applicable law, offset such amounts against any compensation or other amounts owed by the Company to Recipient. In particular, such amounts may be recovered by offset against the after-tax proceeds of deferred compensation payouts under the DCP, Northwest Natural’s Executive Supplemental Retirement Income Plan or Northwest Natural’s Supplemental Executive Retirement Plan at the times such deferred compensation payouts occur under the terms of those plans. Amounts that remain unpaid for more than 60 days after demand by the Company shall accrue interest at the rate used from time to time for crediting interest under the DCP.
8.    Approvals. The obligations of the Company under this Agreement are subject to the approval of state and federal authorities or agencies with jurisdiction in the matter. The Company will use its best efforts to take steps required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company’s shares may then be listed, in connection with the award under this Agreement. The foregoing notwithstanding, the Company shall not be obligated to issue or deliver Common Stock under this Agreement if such issuance or delivery would violate applicable state or federal law.

9.    No Right to Employment. Nothing contained in this Agreement shall confer upon Recipient any right to be employed by the Employer or to continue to provide services to the Employer or to interfere in any way with the right of the Employer to terminate Recipient’s services at any time for any reason, with or without cause.
10.    Miscellaneous.
10.1    Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with regard to the subjects hereof and may be amended only by written agreement between the Company and Recipient.
10.2    Notices. Any notice required or permitted under this Agreement shall be in writing and shall be deemed sufficient when delivered personally to the party to whom it is addressed or when deposited into the United States Mail as registered or certified mail, return receipt requested, postage prepaid, addressed to the Company, Attention: Corporate Secretary, at its principal executive offices, or to Employer, Attention: Corporate Secretary, at its principal executive offices, or to Recipient at the address of Recipient in the Company’s records, or at such other address as such party may designate by ten (10) days’ advance written notice to the other party.
10.3    Assignment; Rights and Benefits. Recipient shall not assign this Agreement or any rights hereunder to any other party or parties without the prior written consent of the Company. The rights and benefits of this Agreement shall inure to the benefit of and be enforceable by the Company’s successors and assigns and, subject to the foregoing restriction on assignment, be binding upon Recipient’s heirs, executors, administrators, successors and assigns.
10.4    Further Action. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.
10.5    Applicable Law; Attorneys’ Fees. The terms and conditions of this Agreement shall be governed by the laws of the State of Oregon. In the event either party institutes litigation hereunder, the prevailing party shall be entitled to reasonable attorneys’ fees to be set by the trial court and, upon any appeal, the appellate court.
10.6    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

NORTHWEST NATURAL HOLDING COMPANY

By

Title

RECIPIENT

EXHIBIT A

EFFECTIVE INTEREST RATES OF OUTSTANDING LONG-TERM DEBT

The outstanding series or tranches of long-term debt of the Company outstanding as of the date of this Agreement and the Effective Interest Rate of each such series or tranche are as follows:

Series	Effective Interest Rate
Corp 5000:
5.370 % Series due 2020	7.327%
9.050 % Series due 2021	9.163%
3.176 % Series due 2021	3.319%
3.542 % Series due 2023	3.696%
5.620 % Series due 2023	6.360%
7.720 % Series due 2025	8.336%
6.520 % Series due 2025	6.589%
7.050 % Series due 2026	7.121%
3.211 % Series due 2026	3.383%
7.000 % Series due 2027	7.062%
6.650 % Series due 2027	6.714%
2.822 % Series due 2027	2.966%
6.650 % Series due 2028	6.727%
3.141 % Series due 2029	3.275%
7.740 % Series due 2030	8.433%
7.850 % Series due 2030	8.551%
5.820 % Series due 2032	5.913%
5.660 % Series due 2033	5.723%
5.250 % Series due 2035	5.316%
4.000 % Series due 2042	4.062%
4.136 % Series due 2046	4.226%
3.685 % Series due 2047	3.754%
4.110 % Series due 2048	4.145%
3.869 % Series due 2049	3.938%
Corp 6000:
3.250 % weighted rate Notes	3.250%
5.000 % Note due 2028	5.000%
LIBOR Loan – weighted rate	2.747%